Exhibit 21.1

FAIR ISAAC CORPORATION
SUBSIDIARIES

Name of Company	Jurisdiction of Incorporation/Organization
CR Software, LLC	Virginia
Data Research Technologies, Inc.	Minnesota
Entiera, Inc.	Delaware
eZmCom, Inc.	Delaware
Fair Isaac (Adeptra) Limited	England and Wales
Fair Isaac (ASPAC) Pte. Ltd.	Singapore
Fair Isaac (Australia) Pty Ltd	Australia
Fair Isaac (Singapore) Pte. Ltd.	Singapore
Fair Isaac (Thailand) Co., Ltd.	Thailand
Fair Isaac Asia Holdings, Inc.	Minnesota
Fair Isaac Asia Pacific Corp.	Delaware
Fair Isaac Brazil, LLC	Delaware
Fair Isaac Canada, Ltd.	Canada
Fair Isaac Chile Software and Services Ltda.	Chile
Fair Isaac Credit Services, Inc.	Delaware
Fair Isaac do Brasil, Ltda.	Brazil
Fair Isaac España SL	Spain
Fair Isaac Europe Limited	England and Wales
Fair Isaac Germany GmbH	Germany
Fair Isaac Holdings, Inc.	Delaware
Fair Isaac Hong Kong Limited	Hong Kong
Fair Isaac India Software Private Limited	India
Fair Isaac Information Technology (Beijing) Co., Ltd.	People’s Republic of China
Fair Isaac International Corporation	California
Fair Isaac Italy S.r.l.	Italy
Fair Isaac Japan G.K.	Japan
Fair Isaac Lithuania, UAB	Lithuania
Fair Isaac Malaysia Sdn. Bhd.	Malaysia
Fair Isaac Mexico S.A. de C.V.	Mexico
Fair Isaac Network, Inc.	Delaware
Fair Isaac Nordics AB	Sweden
Fair Isaac Polska sp. z.o.o.	Poland
Fair Isaac Services Limited	England and Wales
Fair Isaac Software Holdings Limited	England and Wales
Fair Isaac South Africa (Pty) Ltd	South Africa
Fair Isaac Turkey Software and Consultancy Services Limited Sirketi	Turkey
Fair Isaac UK Group Limited	England and Wales
Fair Isaac UK Holdings, Inc.	Delaware
Fair Isaac UK International Holdings Ltd.	England and Wales
Fair Isaac UK Investment Holdings LP	England and Wales
Fair Isaac WBR Limited Liability Company	Russia

Exhibit 21.1

FICO Middle East FZ-LLC	United Arab Emirates
HNC Software LLC	Delaware
Infoglide Software Corporation	Delaware
myFICO Consumer Services Inc.	Delaware